AMENDMENT NO. 1 TO SHAREHOLDER RIGHTS AGREEMENT

         THIS AMENDMENT NO. 1 TO THE SHAREHOLDER RIGHTS AGREEMENT (the "Rights Agreement"), dated as of March 31, 1999, between Philips International Realty Corp., a Maryland corporation (the "Company"), and BankBoston, N.A., a Massachusetts corporation, as Rights Agent (the "Rights Agent") is made as of this 27th day of July, 1999.

                               W I T N E S S E T H

         WHEREAS, the Company and the Rights Agent previously have entered into the Shareholder Rights Agreement; and

         WHEREAS, the Company desires to amend the Rights Agreement as set forth in this Amendment to incorporate recent Maryland legislative changes and to otherwise continue to operate under the terms and conditions of the Rights Agreement;

         NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement and in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree to amend the Rights Agreement as follows:

         FIRST     Section 1 is hereby amended to add a new paragraph (l) as
follows, and all subsequent paragraphs shall be relettered:

                   "(l) "Continuing Director" shall mean any member of the
               Board of Directors of the Company, while such Person is a member of the Board of Directors, who (i) is not (A) an Acquiring Person or an Affiliate or Associate of an Acquiring Person or (B) a representative or nominee of an Acquiring Person or of any such Affiliate or Associate or (C) any Person elected to the Board of Directors as a result of a proxy solicitation or initiative referred to in Section 23(b); and (ii) either (A) was a member of the Board of Directors immediately prior to the time any Person becomes an Acquiring Person or (B) subsequently becomes a member of the Board of Directors, if such Person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors."

         SECOND Section 23 shall be amended and restated as follows:

                    "Section 23. Redemption and Termination. (a) Subject to the
               provisions of paragraph (b) below, the Board of Directors of the Company may, at its option, at any time prior to the earlier of
               (i) the close of business on the tenth calendar day following the Shares Acquisition Date (or if the Shares Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record Date) or (ii) close of business on the Final Expiration Date,

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               redeem all but not less than all of the then outstanding Rights at a redemption price of $.0l per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Subject to the terms hereof and to the immediately preceding sentence, the redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and on such conditions as the Board of Directors in its sole discretion may establish. The Company may, at its option, pay the Redemption Price either in shares of its Common Stock (valued at their then current per share market price as defined in Section 11(d)(i) on the date of the redemption), other securities, cash or other assets. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of an event specified in Section 11(a)(ii) hereof until such time as the Company's right of redemption under this
               Section 23(a) has expired.

                    (b) If the Board of Directors of the Company, pursuant to
               paragraph (a) above, authorizes redemption of the Rights in the circumstances set forth below, then there must be Continuing Directors in office and such authorization shall require the approval of at least a majority of the Continuing Directors: such authorization occurs within one hundred eighty (180) days after the earlier to occur of (i) the Share Acquisition Date or (ii) the date of a change (resulting from a proxy or consent solicitation or similar shareholder initiative) in a majority of the directors of the Company in office at the commencement of such solicitation or initiative if any Person who is a participant in such solicitation or initiative has stated (or if upon the commencement of such solicitation or initiative a majority of the directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Trigger Event.

                    (c) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights pursuant to paragraph (a) of this Section 23, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right held. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such redemption. The Company shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to the Rights Agent and to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the


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               Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the repurchase of Common Stock prior to the Distribution Date."

         THIRD The third sentence of Section 27 shall be amended and restated as follows:

                    "From and after the Distribution Date, the Company may, and the Rights Agent shall, if the Company so directs, from time to time supplement or amend any provision of this Agreement without the approval any holder of Right Certificates in order (a) to cure any ambiguity, (b) to correct or supplement any provision contained herein which may be defective or inconsistent with any of other provisions herein, (c) to shorten or lengthen any time period hereunder (provided that any shortening of the time periods set forth in Section 23 hereof shall be effective only if there are Continuing Directors and shall require a majority of such Continuing Directors), or (d) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, however, that from and after the Distribution Date, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (c) of this sentence, (i) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (ii) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and the benefits to, the holders of Rights (other than an Acquiring Person or any Affiliate or Associate of an Acquiring Person)."

         FOURTH The Section of Exhibit C entitled "Redemption and Exchange of Rights" shall be amended and restated as follows:

               "Redemption and Exchange of Rights

                    At any time after any person or group becomes an Acquiring
               Person, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by the Acquiring Person which shall have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment).

                    At any time prior to the earlier of (i) the close of
               business on the tenth calendar day following the Shares Acquisition Date (or if the Shares Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record Date) or (ii) the Final Expiration Date, the Board of Directors of the Company may cause the Company to redeem the Rights in whole, but not in part, at a price of $.0l per Right (the "Redemption Price"). Under certain circumstances set forth in the Rights Agreement, the decision to

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

               redeem shall require that there be Continuing Directors (as defined below) in office and that a majority of the Continuing Directors approve such decision. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, with, if required, the concurrence of the Continuing Directors, the Company shall make announcement thereof, and upon such action, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                    Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                    "Continuing Director" shall mean any member of the Board of
               Directors of the Company, while such Person is a member of the Board of Directors, who (i) is not (A) an Acquiring Person or an Affiliate or Associate of an Acquiring Person or (B) a representative or nominee of an Acquiring Person or of any such Affiliate or Associate or (C) any Person elected to the Board of Directors as a result of a proxy solicitation or initiative referred to in Section 23(b); and (ii) either (A) was a member of the Board of Directors immediately prior to the time any Person becomes an Acquiring Person or (B) subsequently becomes a member of the Board of Directors, if such Person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors."

         FIFTH Except for the terms, conditions and provisions modified by this Amendment, the Rights Agreement shall remain in full force and affect pursuant to the terms thereof.

         SIXTH This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Maryland, without regard to its conflict of laws principles.

         SEVENTH This Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one in the same instrument.



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         IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Agreement to be duly executed and attested, all as of the day and year first above written.

                                              PHILIPS INTERNATIONAL REALTY CORP.

                                              By: /s/ Louis J. Petra
                                                 ------------------------
                                                  Name:    Louis J. Petra
                                                  Title:   President

Attest:

By:      /s/ Sheila Levine
   --------------------------
Name:    Sheila Levine
Title:   Secretary

                                              BANKBOSTON, N.A.

                                              By: /s/ Carol Mulvy Eori
                                                 ------------------------
                                                  Name:  Carol Mulvy Eori
                                                  Title: Administration Manager

Attest:

By: /s/ Kelly J. Corvelo
   --------------------------
Name:  Kelly J. Corvelo
Title: Paralegal